Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

FIFTH AMENDMENT TO THE
FUND SERVICING AGREEMENT

    THIS FIFTH AMENDMENT, dated as of the last date on the signature block, to the Fund Servicing Agreement dated as of September 9, 2020 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

    WHEREAS, the Trust and Fund Services (the “Parties”) have entered into the Agreement; and
    WHEREAS, the Parties desire to amend the Agreement to update the Appendix to add Column Mid Cap Select Fund, Column Mid Cap Fund, Column Small Cap Fund, Column Small Cap Select (the “Funds”), each a new series of the Trust, to the Agreement and to add the corresponding fee schedules applicable to the Funds as Exhibit E to the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both Parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the Parties agree as follows:

1.The Appendix of the Agreement is hereby superseded and replaced in its entirety with the Amended Appendix attached hereto.
2.Exhibit E attached hereto is hereby added to the Agreement.

This Amendment will become effective upon the commencement of operations of the Funds. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John Buckel	By: /s/ Jason Hadler

Name: John Buckel	Name: Jason Hadler

Title: President	Title: Sr. Vice President

Date: 10/26/2023 11:09:34 AM CDT	Date: October 30, 2023

Amended Appendix

Name of Fund	Corresponding Exhibit #
Mairs & Power Minnesota Municipal Bond ETF Mairs & Power Growth Fund Mairs & Power Balanced Fund Mairs & Power Small Cap Fund	Exhibit A
CrossingBridge Pre-Merger SPAC ETF	Exhibit B
Convergence Long/Short Equity ETF	Exhibit C
ActivePassive U.S. Equity ETF ActivePassive International Equity ETF ActivePassive Core Bond ETF ActivePassive Intermediate Municipal Bond ETF	Exhibit D
Column Mid Cap Select Fund Column Mid Cap Fund Column Small Cap Fund Column Small Cap Select Fund	Exhibit E

Exhibit E to the Fund Services Agreement

Column Mid Cap Select Fund
Column Mid Cap Fund
Column Small Cap Fund
Column Small Cap Select Fund
Fund Start-up & Registration Services Project Fee Schedule
Regulatory Administration Service Proposal – In support of external legal counsel
-- per project – one fund
-- per project – two funds
-- per project – three funds
-- per project – four funds

Additional fee per sub-adviser - included
Additional fee per drafting multi-manager exemptive application - included (does not include outside legal review costs)
Additional Regulatory Administration Services
Additional or subsequent new fund launch – - per fund
Subsequent new share class launch – - per project
Proxy – as negotiated based upon specific requirements

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Postage, Federal and state filing fees, expenses from Board of Trustee meetings, third party auditing and legal expenses, EDGAR/iXBRL filing.

The Fund start-up and registration services project fee is paid for by the adviser and not the Fund(s). This non-refundable fee is not able to be recouped by the adviser under an expense waiver limitation or similar agreement. Fund startup and registration service fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC.

Trust Chief Compliance Officer (CCO) Services Annual Fee Schedule
- per fund, capped at $_____ (subject to Board approval)

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule
Annual Fee Based Upon Average Net Assets per Fund Complex*
___ basis points on the first-
___ basis points on the next -
___ basis points on the balance above -
Minimum Annual Fee: N/A
Additional fee of -or each additional class (if needed)
Additional Funds (above 7) - base fee plus applicable basis points

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Services Included in Annual Fee Per Fund
Advisor Information Source – On-line access to portfolio management and compliance information.
Daily Performance Reporting – Daily pre- and post-tax fund and/or sub-adviser performance reporting.
U.S. Bank Regulatory Administration (e.g., annual registration statement update)
Core Tax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.
Data Services
Pricing Services
- – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
- – Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds
- – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds
- – Interest Rate Swaps, Foreign Currency Swaps
-– Bank Loans
-– Swaptions, Intraday money market funds pricing, up to 3 times per day
- – Credit Default Swaps
- per Month Manual Security Pricing (>25per day)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action Services
- per Foreign Equity Security per Month
-per Domestic Equity Security per Month
-per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)
- per security per month for fund administrative data

SEC Modernization Requirements
Form N-PORT – per year, per Fund
Form N-CEN – per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/iXBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, tax e-filing, PFIC monitoring, conversion expenses (if necessary)
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Transfer Agent, Shareholder & Account Services Fee Schedule
Annual Service Charges to the Fund*
Base Fee per CUSIP            - for the first CUSIP in each Fund
- each additional class CUSIP in Fund Complex
Open Accounts                -per open account
Closed (zero balance) Accounts         - per closed account

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Annual Basis Point Fee per Fund Complex
___ basis point on all assets

Services Included in Annual Basis Point Fee
Telephone Calls
Voice Response Calls
Manual Shareholder Transaction & Correspondence
Omnibus Account Transaction
Daily Valuation/Manual 401k Trade
NSCC System Interface
Short-Term Trader Reporting – Software application used to track and/or assess transaction fees that are determined to be short-term trades.
Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.
Additional Services (Not needed unless you have direct shareholders)
Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & Rule 22c-2 reporting (MARS), electronic statements (Informa), EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Fund Administration, Fund Accounting & Portfolio Compliance
Additional Services Fee Schedule
Transfer In-Kind
Tax Free Transfer In-Kind Cost Basis Tracking* – - per sub-account per year
Daily Compliance Services (if required)
Base fee – -per fund per year
Setup – -per fund group
Section 18 Compliance Testing
- set up fee per fund complex
- per fund per month
Section 15(c) Reporting
Included
Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
•Performance reporting package: Peer Comparison Report
Additional 15(c) reporting is subject to additional charges
Standard data source – Morningstar; additional charges will apply for other data services
Equity & Fixed Income Attribution Reporting
Fees are dependent upon portfolio makeup, services required, and benchmark requirements
SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month
Limited Derivatives User	-
Full Derivatives User (no OTC derivatives)	-
Full Derivative User (with 1-5 OTC derivatives)	-
Full Derivative User (with 5 or more OTC derivatives)	-
Funds de-converted off the system, but maintain their historical record on the platform	-
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services
Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – -per year
Additional Capital Gain Dividend Estimates – (First two included in core services) – - per additional estimate
State tax returns - (First two included in core services) – - per additional return

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit E.

Mason Street Advisors, LLC
By: /s/ Bonnie Tomczak
Printed Name and Title: Bonnie Tomczak President
Date: 10/30/2023 1:38:22 PM CDT